Exhibit 10.3

MAJESCO LIMITED

MNDC, MBP-P-136, Mahape,

Navi Mumbai – 400 710,

Maharashtra, India

August 8, 2020

MAJESCO

412 Mount Kemble Ave., Suite 110C

Morristown, NJ 07960

U.S.A.

Re:	Amended & Restated Letter Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Agreement and Plan of Merger, dated as of August 8, 2020, by and among Majesco Limited, a public limited company domiciled in India (the “Principal Stockholder”), which is the majority shareholder of Majesco, a California corporation (the “Company”), the Company, Magic Intermediate, LLC, a Delaware limited liability company (“Parent”), and Magic Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of the Company with and into Merger Sub with the Company being the survivor in the merger (the “Merger”).

To induce and as a condition to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Principal Stockholder (in its capacity as such) has agreed to enter into a Support Agreement (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Support Agreement”), dated as of July 20, 2020 and as amended on August 8, 2020, by and among Principal Stockholder, the Company, Parent and Merger Sub pursuant to which Principal Stockholder is obligated, among other things, to organize a postal ballot process for the approval by the members of Principal Stockholder of the divestment of Principal Stockholder’s entire share of the Company common stock pursuant to the Merger.

To induce and as a condition to the Company’s willingness to enter into the Merger Agreement, Principal Stockholder (in its capacity as such) has agreed to enter into this letter agreement (the “Letter Agreement”).

Pursuant to this Letter Agreement and applicable foreign exchange laws which the Principal Stockholder is subject to (but only for so long as the Principal Stockholder is so subject), the Principal Stockholder hereby agrees to, and shall, reimburse, indemnify and hold harmless the Company from and against any and all costs or disbursements incurred by the Company under Section 9.5(b)(iv) or Section 9.6 (but solely as it relates to Section 9.5(b)(iv)) of the Merger Agreement as a result of (A) a termination of the Merger Agreement by Parent pursuant to Section 9.3(d) [Principal Stockholder Failure to Hold Principal Stockholder Postal Ballot] of the Merger Agreement and (B) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement pursuant to Section 9.3(d) thereof, a bona fide Principal Stockholder Acquisition Proposal (as defined in the Merger Agreement) has been made to the Principal Stockholder and (C) within twelve (12) months after such termination, the Principal Stockholder shall have entered into a definitive transaction agreement with respect to such Principal Stockholder Acquisition Proposal (with “50%” being substituted in lieu of “20%” in each instance thereof for purposes of Section 9.5(b)(iv) of the Merger Agreement). For the avoidance of doubt, it is clarified that the Principal Stockholder shall be obligated to reimburse, indemnify and hold harmless the Company as above, only if all three conditions set out at (A), (B) and (C) above are fulfilled. If any regulatory approval is required in connection with any payments required to be made to the Company under this Agreement, the Principal Stockholder shall use all best efforts to secure any such regulatory approval that may be required for making any payments under this Agreement.

This Letter Agreement supersedes and replaces in its entirety that certain Letter Agreement, dated as of July 20, 2020, executed between the parties hereto.

This Letter Agreement is solely for the benefit of the parties hereto, and will not be assignable by any party without the prior written consent of the other party. This Letter Agreement shall be binding upon and be solely to the benefit of each party hereto.

This Letter Agreement shall terminate automatically and be of no further force and effect upon consummation of the Merger.

If for any reason any of the provisions of this Letter Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies that a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Letter Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Letter Agreement in the courts of competent jurisdiction without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of this Letter Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Except as permitted above, any dispute arising out of or relating to this Letter Agreement shall be exclusively and finally settled by confidential arbitration in accordance with the rules of the American Arbitration Association (the “AAA”). Unless otherwise agreed in writing by the parties, the arbitral tribunal shall consist of three arbitrators and the seat of the arbitration shall be in the State of New Jersey All arbitration proceedings, including all written submissions and evidence provided, shall be confidential and shall not be disclosed to any third party, except to the extent: (i) required by applicable law, (ii) required in connection with any court application for interim relief or post-arbitration confirmation or enforcement proceedings, or (iii) all other parties to the arbitration proceedings consent to the disclosure. The arbitration hearing shall be held as promptly as possible, and in any event, within twelve months after the filing of the arbitration demand with the AAA. The award shall be enforceable in any court of competent jurisdiction. The parties undertake to carry out any decision or award of the tribunal without delay.

This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement; provided that, any amendment that is detrimental to the Company must be approved by a majority of the members of the Company’s board of directors who satisfy all of the following requirements: (a) are not an executive officer or employee of the Company, (b) satisfy the standards for being considered an independent director under the rules of the Nasdaq Stock Market, (c) are not a director, officer or employee of the Principal Stockholder or any of its affiliates (excluding the Company) and (d) do not have, directly or indirectly, a material business relationship or ownership position with the Principal Stockholder (other than service on the board of directors of the Company).

This Letter Agreement may be amended and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of the signatories hereto.

In case any one or more of the provisions contained in this Letter Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, to the fullest extent permitted by applicable law, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

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Sincerely,

MAJESCO LIMITED

By:	/s/ Farid Kazani
Name:	Farid Kazani
Title:	Managing Director

Agreed and accepted by:

MAJESCO

By:	/s/ Adam Elster
Name:	Adam Elster
Title:	Chief Executive Officer

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